EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Nine Months Ended September 30, 2013

WOOSTER, Ohio, Oct. 25, 2013 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $508,000 or $0.18 per diluted share for the quarter ended September 30, 2013, compared to $465,000 or $0.16 per diluted share for the quarter ended September 30, 2012. The increase in earnings for the 2013 quarter compared to the 2012 quarter was primarily due to decreases in both the provision for loan losses and noninterest expense, partially offset by decreases in net interest income and noninterest income and an increase in provision for federal income taxes. The return on average equity and return on average assets for the 2013 quarter were 5.28% and 0.51%, respectively, compared to 4.55% and 0.46%, respectively, for the 2012 quarter.

Net interest income decreased $153,000 for the quarter ended September 30, 2013, compared to the quarter ended September 30, 2012. Interest income decreased $246,000 during the 2013 quarter mainly due to continuing effects of the overall low market interest rate environment, despite an increase in intermediate and long term interest rates in the second quarter of 2013 that persisted into the third quarter of 2013, partially offset by a shift in the Company's mix of earning assets from lower yielding securities into higher yielding loans. The 2013 increase in interest rates resulted in a significant decrease in the volume of rate driven loan refinancing compared to the prior year period. However, the continued overall low level of market interest rates continues to result in new originations at lower yields than the existing portfolio, the downward repricing of existing adjustable rate loans, continued refinancing of existing loans and, in certain cases, higher than normal securities prepayments and amortization of purchase premiums. Interest expense decreased $93,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid combined with a decrease in the average balance of both deposits and borrowings compared to the prior year quarter. The net interest spread was 3.15% for the quarter ended September 30, 2013 compared to 3.26% for the 2012 quarter.

Provision for loan losses decreased $149,000 from $225,000 during the 2012 quarter to $76,000 in the 2013 quarter. The decrease in the provision for the current year quarter was primarily due to favorable movement in the economic factors considered as part of management's analysis, partially offset with the effect of growth in the loan portfolio.

Noninterest income decreased $122,000 for the quarter ended September 30, 2013, compared to the quarter ended September 30, 2012. The decrease was due to a $101,000 decrease in gain on sale of loans, a $62,000 decrease in Trust income, and an $11,000 decrease in gain on sale of foreclosed assets held for sale, partially offset by a $53,000 increase in service fees, charges and other operating income. The decrease in gain on sale of loans was due to market price fluctuations which had a negative impact on the premium on loans sold compared to the prior year quarter. The decrease in Trust income was due to the completion of the transfer and assumption agreement between the Bank and Thomasville National Bank (TNB) during November of 2012 that transferred the Bank's Trust Department assets, and related income, from the Bank to TNB. The decrease in gain on sale of foreclosed assets was due to a loss on the sale of a residential property that was held in foreclosed assets, while there were no similar sales in the prior year quarter. The increase in service fees, charges and other operating income includes an increase in fees earned on annuity sales, an increase in facilities and equipment reimbursements from TNB, as a result of the trust transfer and assumption agreement mentioned above, and an increase in fees related to non-sufficient funds and visa interchange income.

Noninterest expense decreased $195,000 for the quarter ended September 30, 2013, compared to the quarter ended September 30, 2012. The decrease was primarily due to a $48,000 decrease in salaries and employee benefits, and a $196,000 decrease in other operating expenses, partially offset by a $40,000 increase in occupancy and equipment expense. The decrease in salaries and employee benefits was primarily due to reduced compensation cost as a result of staff attrition since the prior year quarter.  The decrease in other operating expenses was primarily due a decrease in marketing, special services required to assist the Bank with contract negotiations with vendors, legal services, and trust service charges compared to the prior year quarter. The increase in occupancy and equipment expense is primarily due to an increase in building and equipment repairs and maintenance compared to the prior year quarter.

For the nine months ended September 30, 2013, net income totaled $1.6 million, or $0.55 per diluted share, compared to net income of $1.2 million, or $0.42 per diluted share, for the nine months ended September 30, 2012. The increase in net income was primarily due to decreases in both the provision (credit) for loan losses, and noninterest expense, partially offset by decreases in net interest income and noninterest income, and an increase in provision for federal income taxes. The return on average equity and return on average assets for the nine months ended September 30, 2013 were 5.33% and 0.53%, respectively, compared to 4.04% and 0.41%, respectively, for the nine months ended September 30, 2012.

Net interest income decreased $538,000 for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012. Interest income decreased $964,000 during the 2013 period mainly due to a continuation of the overall low market interest rate environment, partially offset by a shift in the Company's mix of earning assets from lower yielding securities into higher yielding loans. Interest expense decreased $426,000 mainly due to a continuation of the overall low market interest rate environment that decreased the average rates paid combined with a decrease in the average balance of interest-bearing deposits and borrowings compared to the 2012 period.  The net interest spread was 3.14% for the nine months ended September 30, 2013, compared to 3.27% for the nine months ended September 30, 2012.

Provision (credit) for loan losses decreased $673,000, to ($55,000) during the 2013 period compared to $618,000 during the 2012 period. The decrease was mainly due to the restructuring of commercial real estate loans allowing the release of required reserves as additional collateral was given to the Bank on several classified relationships during the first quarter of 2013 and continued favorable movement in the economic factors considered as part of management's analysis, partially offset by the effect of growth in the loan portfolio.

Noninterest income decreased $285,000 for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012. The decrease was primarily due to a $227,000 decrease in Trust income, and a $123,000 decrease in gain on sale of loans, partially offset by a $19,000 increase in gain on sale of foreclosed assets, and a $48,000 increase in service fees, charges and other operating income. The decrease in Trust income was due to the completion of the transfer and assumption agreement as previously mentioned partially offset by facilities and equipment reimbursements from TNB in accordance with the agreement. The decline in gain on sale of loans was due to market price fluctuations which had a negative impact on the premium on loans sold compared to the prior year period. The increase in gain on sale of foreclosed assets was related to a net gain on the sale of three residential properties in the current year period, compared to a loss on the sale of a commercial real estate property in the prior year period. The increase in service fees, charges and other operating income is primarily due to the equipment reimbursements received from TNB.

Noninterest expense decreased $789,000 for the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012. The decrease was primarily due to a $545,000 decrease in salaries and employee benefits, a $19,000 decrease in Federal deposit insurance premiums, a $20,000 decrease in provision for impairment on foreclosed assets held for sale, and a $245,000 decrease in other operating expenses, partially offset by a $41,000 increase in occupancy and equipment expenses. The decrease in salaries and employee benefits was mainly due to lower compensation costs resulting from the completion of the trust transfer and assumption agreement which eliminated several positions and the related salary and benefit costs compared to the prior year period, the absence of one-time severance expenses associated with the trust transfer and assumption agreement and staff attrition since the prior year period, and a non-recurring health savings account contribution made in the prior year period that was not repeated in the current year period. The decrease in Federal deposit insurance premiums was primarily due to a decline in the Bank's total assets and assessment rate compared to the prior year period. The decrease in provision for impairment on foreclosed assets held for sale was due to decreased write-downs on foreclosed property held for sale compared to the prior year period. The decrease in other operating expenses was primarily due to declines in trust service charges, legal, marketing, and audit accounting-related expenses, partially offset by increases in stationary printing and supplies, postage, and organization dues compared to the prior year period.  The increase in occupancy and equipment expenses was primarily due to an increase in depreciation, and furniture and fixture repairs and maintenance compared to the prior year period.

At September 30, 2013, the Company had total assets of $399.7 million, a decrease of $2.4 million, from total assets at December 31, 2012. The decrease in total assets includes a $4.1 million decrease in cash and a $7.8 million decrease in total securities, partially offset by a $10.2 million increase in net loan balances.

Total securities decreased $7.8 million to $107.5 million at September 30, 2013, compared to $115.3 million at December 31, 2012. The decrease in securities is primarily due to investing the principal and interest cash flows received from securities into higher yielding loans. Net loans increased by $10.2 million or 4.1%, to $258.0 million at September 30, 2013 compared to $247.8 million at December 31, 2012, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses totaled $3.0 million, or 1.17% of gross loans, at September 30, 2013, compared to $3.3 million, or 1.32% of gross loans, at December 31, 2012. Non-performing assets, which consist of loans on non-accrual status and real estate owned, totaled $4.2 million at September 30, 2013, or 1.59% of total loans, a decrease of $1.4 million from the December 31, 2012, balance of $5.6 million, or 2.22% of total loans.

Deposits totaled $326.6 million at September 30, 2013, which reflects a $1.1 million decrease from $327.7 million at December 31, 2012. This decrease included an $891,000 decrease in demand deposits, and a $7.4 million decrease in time deposits, partially offset by a $7.2 million increase in savings and money market accounts. The composition of deposits continues to shift from higher cost term deposits to lower cost liquid deposits due to the overall low level of market interest rates. Non-relationship term deposits that are maturing are being allowed to run off in favor of lower cost funding alternatives.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, decreased by $561,000 and totaled $6.5 million at September 30, 2013. These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $23.0 million at September 30, 2013, an increase of $1.8 million from $21.2 million at December 31, 2012. This increase includes a $1.0 million increase in fixed rate term advances, which the Bank used to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans as compared to securities, a $650,000 increase in short-term overnight borrowings resulting from the timing of loan and deposit cash flows, and $90,000 related to amortized prepayment penalties.

Stockholders' equity decreased by $1.3 million during the nine months ended September 30, 2013, primarily due to dividends declared of $657,000, purchases of treasury stock totaling $774,000 and a $1.5 million decrease in accumulated other comprehensive income related solely to a decline in unrealized gains on available-for-sale securities, partially offset by net income of $1.6 million during the current year period.

The purchase of treasury shares during the current year period were made as part of the Company's share buy-back program that was initially announced during 2012 whereby the Company was authorized to repurchase up to 5.0%, or 150,206 shares of its common stock outstanding. On September 30, 2013, the Company announced the adoption of a new share buy-back program authorizing the repurchase of an additional 2.5% or 72,150, shares of its common stock outstanding. As a result of these two plans, net of shares previously repurchased, the Company may repurchase up to 104,242 shares of its common stock outstanding.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended September 30,
	2013	2012

Quarterly Results

Net Interest Income	$ 2,986	$ 3,139
Net Income	$ 508	$ 465
Earnings Per Share:
Basic	$ 0.18	$ 0.16
Diluted	$ 0.18	$ 0.16
Return on Average Assets (Annualized)	0.51%	0.46%
Return on Average Equity (Annualized)	5.28%	4.55%

	For the Nine Months
	ended September 30,
	2013	2012

Year to Date Results

Net Interest Income	$ 8,943	$ 9,481
Net Income	$ 1,577	$ 1,241
Earnings Per Share:
Basic	$ 0.55	$ 0.42
Diluted	$ 0.55	$ 0.42
Return on Average Assets (Annualized)	0.53%	0.41%
Return on Average Equity (Annualized)	5.33%	4.04%

	September 30,	December 31,
	2013	2012

End of Period Data

Total Assets	$ 399,690	$ 402,117
Stockholders' Equity to Total Assets	9.62%	9.89%
Shares Outstanding	2,885,999	2,961,346
Book Value Per Share	$ 13.33	$ 13.43

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest income	$ 3,561	$ 3,807	$ 10,694	$ 11,658
Interest expense	575	668	1,751	2,177
Net interest income	2,986	3,139	8,943	9,481
Provision (Credit) for loan losses	76	225	(55)	618
Net interest income after provision for loan losses	2,910	2,914	8,998	8,863
Noninterest income	394	516	1,179	1,464
Noninterest expense	2,645	2,840	8,038	8,827
Income before federal income taxes	659	590	2,139	1,500
Provision for federal income taxes	151	125	562	259
Net income	$ 508	$ 465	$ 1,577	$ 1,241

Earnings per share
Basic	$ 0.18	$ 0.16	$ 0.55	$ 0.42
Diluted	$ 0.18	$ 0.16	$ 0.55	$ 0.42

Dividends per share	$ 0.08	$ 0.07	$ 0.23	$ 0.20

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS

Cash and cash equivalents	$ 8,002	$ 12,055
Investment securities, net (1)	107,530	115,266
Loans receivable, net	257,979	247,849
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	6,788	7,088
Foreclosed assets held for sale, net	38	318
Bank-owned life insurance	8,934	8,723
Other assets	5,394	5,793
TOTAL ASSETS	$ 399,690	$ 402,117

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$ 326,615	$ 327,737
Other short-term borrowings	6,516	7,077
Federal Home Loan Bank Advances	22,957	21,217
Accrued interest payable and other liabilities	5,135	6,301
TOTAL LIABILITIES	361,223	362,332

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,976	35,975
Retained earnings	18,488	17,567
Shares acquired by ESOP	(511)	(572)
Treasury Stock, at cost - 1,092,732 and 1,017,385 shares at September 30,2013 and December 31, 2012 respectively.	(15,697)	(14,923)
Accumulated other comprehensive income	(187)	1,340
TOTAL STOCKHOLDERS' EQUITY	38,467	39,785

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 399,690	$ 402,117
(1) Includes held to maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767